Exhibit 99.1

PerkinElmer, Inc. 940 Winter Street Waltham, MA 02451 USA Phone: 781-663-6900 Fax: 781-663-5985 www.perkinelmer.com

FOR IMMEDIATE RELEASE

May 19, 2008

PERKINELMER ANNOUNCES MICHAEL BATTLES TO BECOME INTERIM CFO

Current Chief Accounting Officer to Lead Finance Function on an Interim Basis

WALTHAM, Mass. – PerkinElmer, Inc. (NYSE: PKI), a global technology leader in Health Sciences and Photonics, today announced that Michael L. Battles, the Company’s vice president and controller, will lead the finance function on an interim basis, reporting directly to president and chief executive officer, Robert F. Friel. PerkinElmer’s current chief financial officer, Jeffrey D. Capello, is resigning to pursue another opportunity outside the Company effective June 6, 2008.

“I want to thank Jeff for his many contributions to PerkinElmer and wish him success in the future,” said Friel. “We are fortunate to have someone of Mike’s experience and knowledge of the Company who can step in and oversee the financial functions of the Company while we conduct a search to find a new CFO.”

Since Battles joined PerkinElmer in 2001 as controller for the Analytical Instruments business, he has held positions of increasing importance and responsibility. Prior to joining PerkinElmer, Battles held several positions at Deloitte & Touche LLP during his eleven year tenure there.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.8 billion in 2007, has 9,100 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information regarding PerkinElmer, please contact:

Investor Relations:	Media Contact:

Michael A. Lawless	Stephanie R. Wasco
PerkinElmer, Inc.	PerkinElmer, Inc.
(781) 663-5659	(781) 663-5701